Exhibit 99

National Dentex Corporation Announces First Quarter Results

    WAYLAND, Mass.--(BUSINESS WIRE)--April 25, 2003--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2003. For the quarter, the Company reported $23,965,000 in sales with net earnings of $1,332,000 or $.39 per share on a diluted basis. Sales for the same quarter of the prior fiscal year were $23,414,000 with net earnings of $1,569,000 or $.44 per share on a diluted basis.
    David Brown, President and CEO, commented: "While first quarter sales remained relatively flat, net income was adversely impacted by increased employee benefit costs, particularly health insurance claims, resulting in the decline quarter to quarter. In spite of these disappointing short term results we remain confident and optimistic that the efforts and focus we have put on our NDX Reliance(R) national marketing program will position us for the remainder of 2003, as we come out of the economic slowdown being experienced throughout the United States. As we continue to implement this strategy we become more and more convinced that this effort will distinguish us as the dental laboratory of choice by us becoming a value added resource in the dentist-laboratory relationship.
    "We announced, effective March 1st, the acquisition of Nobilium Dental Laboratory of Houston, Texas, our first acquisition of 2003. This laboratory, with annual sales of approximately $1,000,000, was merged into our existing facility in Houston during the month of March. We continue to actively pursue acquisitions as a way to strengthen our position as a leading operator of high quality dental laboratories in the United States."
    National Dentex Corporation serves an active customer base of over 16,000 dentists through dental laboratories located in 27 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances.
    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.



                      National Dentex Corporation
                           Earnings Results

                 (In thousands, except per share data)

                                              Quarter Ended March 31,
                                              2002               2003

Net Sales                                $    23,414       $   23,965

Net Laboratory
   Operating Income                            3,854            3,520
                                                16.5%            14.7%

Field Support and
   Corporate Overhead                          1,051            1,203

Income before
   Amortization and Interest                   2,803            2,317

Amortization                                     200              159
Interest Income                                  (34)              (9)

Income Before Tax                              2,637            2,167
Income Taxes                                   1,068              835

Net Income                               $     1,569       $    1,332


Weighted Average Shares Outstanding:
   - Basic                                     3,450            3,403
   - Diluted                                   3,596            3,446

Net Income per Share   - Basic           $      0.45       $     0.39
Net Income per Share   - Diluted                0.44             0.39



                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)

                                              December 31,   March 31,
                                                  2002         2003
                                            --------------------------

Cash and Cash Equivalents                         $5,808       $4,134
Accounts Receivable - net                         10,484       11,078
Current Assets                                    24,300       23,586
Current Liabilities                                8,801        7,389

Working Capital                                   15,499       16,197

Total Assets                                      65,817       65,641

Long Term Liabilities                              3,070        2,973
Stockholders' Equity                             $53,946      $55,279


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508/358-4422